			  EXHIBIT B

EXCEPT AS PROVIDED IN SECTION 9(b) HEREOF, THIS WARRANT MAY
NOT BE TRANSFERRED.  THE SHARES OF COMMON STOCK ISSUED OR
ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO THE
RESTRICTIONS ON TRANSFER SET FORTH IN SECTIONS 4 AND 10 OF
THIS WARRANT.

		    AMERICA ONLINE, INC.

No. W-2                           For the purchase of 450,000
				  shares of Common Stock

		 WARRANT FOR THE PURCHASE OF
		   SHARES OF COMMON STOCK
			     OF
		    AMERICA ONLINE, INC.
		  (A Delaware Corporation)

  VOID AFTER 5:00 P.M., EASTERN STANDARD TIME, ON MARCH 31,
			    1996


     America Online, Inc., a Delaware corporation (the "Company") hereby certifies that Sprint Communications Company L.P., a Delaware limited partnership (together with its permitted assigns, the "Registered Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time on or after May 14, 1993 and on or before the earlier of March 31, 1996 at not later than 5:00 p.m. (Eastern Standard Time) and the termination of this Warrant as provided in Section 8 below, 450,000 shares of Common Stock, $.0l par value, of the Company ("Common Stock"), at a purchase price of $31.25 per share. The number of shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Stock" and the "Purchase Price", respectively.

1.   Exercise.

	  (a)  This Warrant may be exercised by the
Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by such Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, by bank or certified check in lawful money of the United States, of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise.

	  (b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in subsection 1(c) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

	  (c) As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten
(10) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or, subject to the terms and conditions hereof, as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:
	       (i) a certificate or certificates for the number of full shares of Warrant Stock to which such Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof, and

	       (ii)     in case such exercise is in part
only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in subsection 1(a) above.

2.   Adjustments.

	  (a) If the outstanding shares of the Company's Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

	  (b)  If there shall occur any capital
reorganization or reclassification of the Company's Common Stock (other than a change in par value or a subdivision or combination as provided for in subsection 2(a) above), or any consolidation or merger of the Company with or into another corporation, or a transfer of all or substantially all of the assets of the Company, or the payment of a liquidating distribution then, as part of any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, lawful provision shall be made so that the Registered Holder of this Warrant shall have the right thereafter to receive upon the exercise hereof (to the extent, if any, still exercisable) the kind and amount of shares of stock or other securities or property which such Registered Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, as the case may be, such Registered Holder had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder of this Warrant such that the provisions set forth in this Section 2 (including provisions with respect to adjustment of the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

	  (c) In any case in which this Section 2 shall require that any adjustment in the number of shares of Warrant Stock or other property for which this Warrant may be exercised be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event issuing to the Registered Holder the amount of Warrant Stock and other property, if any, issuable upon exercise of this Warrant after such record date that is over and above the Warrant Stock and other property, if any, issuable upon exercise of this Warrant as in effect prior to such adjustment; provided that upon request the Company shall deliver to the Registered Holder a due bill or other appropriate instrument evidencing the Registered Holder's right to receive such additional shares or property upon the occurrence of the event requiring such adjustment.

	  (d) When any adjustment is required to be made in the Purchase Price, the Company shall promptly mail to the Registered Holder a certificate setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such certificate shall also set forth the kind and amount of stock or other securities or property for which this Warrant shall be exercisable following the occurrence of any of the events specified in subsection 2(a) or 2(b) above.

3.   Fractional Shares.

The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment therefor in cash on the basis of the mean between the low bid and high asked prices of the Warrant Stock on the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotations ("NASDAQ") System or the closing market price of the Warrant Stock on a national securities exchange on the trading day immediately prior to the date of exercise, whichever is applicable, or if neither is applicable, then on the basis of the then market value of the Warrant Stock as shall be reasonably determined by the Board of Directors of the Company.

4.   Limitation on Sales; Registration.

	  (a) The Registered Holder, and each subsequent holder of this Warrant, if any, acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as now in force or hereafter amended, or any successor legislation (the "Act"), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of (i) an effective registration statement under the Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable Blue Sky or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company and the Registered Holder, that such registration
and qualification are not required.   Without limiting the
generality of the foregoing, unless the offering and sale of the Warrant Stock to be issued upon the particular exercise of this Warrant shall have been effectively registered under the Act, the Company shall be under no obligation to issue the shares covered by such exercise unless and until the Registered Holder shall have executed an investment letter in form and substance satisfactory to the Company, including a warranty at the time of such exercise that it is acquiring such shares for its own account, for investment and not with a view to, or for sale in connection with, the distribution of any such shares, in which event the Registered Holder shall be bound by the provisions of a legend to such effect on the certificate(s) representing the Warrant Stock. In addition, without limiting the generality of the foregoing, the Company may delay issuance of the Warrant Stock until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or "blue sky" laws).

	  (b) Upon the exercise of this Warrant in full, if the Company is then eligible to register Common Stock under the Act on Form S-3 the Company shall, as soon as practicable thereafter but in no event later than 45 days following such exercise, file a registration statement on Form S-3 covering the Warrant Stock issuable upon such exercise (a "Sprint Registration Statement") and, after such filing, the Company shall use reasonable efforts to cause such Sprint Registration Statement to become effective and to maintain the effectiveness thereof for a period of one (1) year, or until such earlier date as such Warrant Stock may be transferred without registration under the Act; provided that (i) the effectiveness of the Sprint Registration Statement may be terminated earlier if and to the extent that all of the Warrant Stock have been disposed of by the holder or holders thereof and
(ii) the Company's obligation under this Section 4(b) to file a Sprint Registration Statement as soon as practicable and to use reasonable efforts to cause such Sprint Registration Statement to become effective shall be suspended in the event and during such period as certain circumstances exist (such circumstances being hereinafter referred to as a "Suspension Event") which would make it impractical or inadvisable in the Company's good faith opinion to file a Sprint Registration Statement, but such suspension shall only continue until (y) such event is no longer continuing or (z) ninety (90) days after the commencement of such suspension, whichever is earlier. A Suspension Event shall include, but shall not be limited to,
(1) an underwritten primary offering by the Company if the Company is advised in writing by the managing underwriter of such underwritten offering that, in its good faith judgment, the sale of securities under a Sprint Registration Statement would interfere with the successful marketing of the securities to be offered under such primary offering; (2) pending negotiations relating to, or existence of any other event, fact or circumstance which would require disclosure by the Company in the Sprint Registration Statement of information regarding the Company or its business, business plans, financial condition or results of operations which has not previously been disclosed by the Company in a report filed under the Securities Exchange Act of 1934, as amended, or by public announcement; or (3) if the holder or holders of Warrant Stock on whose behalf the Sprint Registration Statement is being prepared fails to cooperate with the Company and to furnish to the Company all information in connection with the preparation of the Sprint Registration Statement as the Company may reasonably request.

	  (c) All fees and expenses incurred by the Company in connection with the performance of its obligation to register the Warrant Stock pursuant to subsection 4(b) shall be borne by the Company; provided that, in the event of any underwritten offering of such Warrant Stock, all underwriting discounts and selling commissions, if any, fees and expenses of the holder or holders thereof or of its or their counsel, and transfer taxes applicable to the sale of such Warrant Stock, shall be borne by such holder or holders.

	  (d) The Company shall provide timely notice to NASDAQ of its intent to issue Warrant Stock to the Registered Holder upon the exercise of this Warrant, and shall comply in full with any and all requirements of NASDAQ's National Market System applicable to the issuance, listing and trading of such shares of Warrant Stock subsequent to such issuance.

	  (e) The Registered Holder agrees, and each other holder of Warrant Stock agrees, if requested by the Company and/or the representative of the underwriters underwriting an offering of Common Stock (or other securities of the Company) from time to time, not to sell or otherwise transfer or dispose of any Warrant Stock then held by the Registered Holder and/or such other holder during such period of time following the effective date of any registration statement of the Company (other than the Sprint Registration Statement) filed under the Act for the period of time with respect to which a majority of the executive officers of the Company agree not to sell shares of Common Stock (or other securities of the Company).
Such agreement shall be in writing in a form satisfactory to the Company and such representative. The Company may impose stop-transfer instructions with respect to the Warrant Stock subject to the foregoing restriction until the end of such period.

5.  Notices of Record Date. etc.  In the event that:

	  (a) the Company shall set a record date for the purpose of entitling or enabling the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) to receive any dividend or other distribution (other than a dividend payable solely in Common Stock or out of funds legally available therefor), or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

	  (b) there shall occur any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

	  (c)  there  shall occur any voluntary or
involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder a notice specifying,as the case may be, (i) the record date for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right,
(ii) the effective date of such reorganization, reclassification, consolidation, merger or transfer or (iii) the date of such dissolution, liquidation or winding-up is to take place, and also specifying, if applicable, the date and time as of
which the holders of record of Common Stock (or such other
stock or securities at the time deliverable upon the
exercise of this Warrant) shall be entitled to exchange
their shares of Common Stock (or such other stock or
securities) for securities or other property   deliverable
upon   such   reorganization, reclassification,
consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least ten
(10) days prior to the record date or effective date for the event specified in such notice, provided that the failure to so mail such notice shall not affect the legality or validity of any such action.

6.   Reservation of Stock.

     The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

7.   Replacement of Warrants.

     Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

8.   Termination In Certain Events.

	  (a) This Warrant shall automatically terminate and be null and void upon the termination of the Master Agreement for Data Communications (the "Sprint Contract") dated May 14, 1993 between the Company and the Registered Holder. However, the breach of the Sprint Contract by the Company shall not entitle the Company to terminate this Warrant except if such Company breach occurs as a result of the Company's failure to achieve the percentage parameters outlined in Section 6a of the Sprint Contract.

	  (b) This Warrant shall automatically terminate and be null and void in the event that the pricing terms contained in Section 4a or 4b of the Sprint Contract shall no longer be in effect. However, the breach of the Sprint
Contract by the Company shall not entitle the Company to terminate this Warrant except if such Company breach occurs as a result of the Company's failure to achieve the percentage parameters outlined in Section 6a of the Sprint
Contract.

	  (c) This Warrant shall automatically terminate and be null and void in the event that the Registered Holder shall fail to provide the Company with the applicable Grade of Service level as specified in Section 8e of the Sprint Contract and shall fail to restore such Grade of Services within thirty (30) days after receipt of a notice of deficiency from the Company as provided in Section 6f of the Sprint Contract.

9.        Transfers. etc.

	  (a)  The Company will maintain a register
containing the names and addresses of the Registered Holders of this Warrant. The Registered Holder may change its, his or her address as shown on the warrant register by written notice to the Company requesting such change.

	  (b) This Warrant shall not be transferable by the Registered Holder and shall be exercisable only by the Registered Holder; provided that this Warrant may be transferred to, and may be exercisable by, any company that directly, or indirectly through one or more intermediaries, is controlled by, or is under common control with, the
Registered Holder.   Subject to the foregoing, this Warrant
shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process without
the prior written consent of the Company.   Any attempted
transfer, assignment, pledge, hypothecation or other disposition of this Warrant or of any rights granted hereunder contrary to the provisions of this Section 9, or the levy of any attachment or similar process upon this Warrant or such rights, shall be null and void.

	  (c) Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

10. Right of First Refusal.

	  (a)  Voluntary Transfers of Warrant Stock.   If at
any time after exercise of this Warrant, the Registered Holder or any other holder of Warrant Stock intends to sell, assign, transfer or otherwise voluntary dispose in a single or series of related transactions of all or part of the Warrant Stock which constitutes one percent (1%) or more of the Company's then outstanding shares of Common Stock, the Registered Holder or such other holder shall give written notice of such intention to the Company, which notice shall include either (i) the name of the proposed transferee, the proposed aggregate purchase price for the Warrant Stock, the terms of payment of such purchase price and all other matters relating to such sale and shall be accompanied by a copy of the binding written agreement of the proposed transferee to purchase the Warrant Stock or (ii) a statement that such shares will be sold by the Registered Holder or such other holder in a block transaction negotiated by a broker-dealer registered with the Securities and Exchange Commission. Such notice shall constitute a binding offer by the Registered Holder or such other holder to sell to the Company such number of shares of Warrant Stock then held by the Registered Holder or such other holder as are proposed to be sold in the notice at either (A) the lesser of the monetary aggregate purchase price designated in a notice pursuant to clause (i) or at the then Fair Market Value (as defined below) of such shares or (B) with respect to shares of Warrant Stock to be sold in a block transaction, the Fair Market Value, in either case, payable
as provided in subsection 10(b).   Within twenty  (20)  days
after receipt of written notice, the Company shall give written notice to the Registered Holder or such other holder of Warrant Stock as to whether such offer has been accepted by the Company. The Company may only accept such offer in whole and may not accept such offer in part. Such acceptance notice shall fix a time, location and date for the closing of such purchase which shall not be less than seven (7) nor more than thirty (30) days after the giving of
the acceptance notice.   The place for such closing shall be
at the principal office of the Company or such other location agreed to by the parties. At such closing, the Registered Holder or such other holder of Warrant Stock shall accept payment as set forth in subsection 10(b) and shall deliver to the Company in exchange therefor certificates for the Warrant Stock stated in the notice accompanied by duly executed instruments of transfer.

     If the Company shall fail to accept any such offer, then the Registered Holder or such other holder of Warrant Stock shall be free to sell all, but not less than all, of the shares of Warrant Stock set forth in the relevant notice to the designated transferee at a price and on terms no less favorable to the Registered Holder or such other holder than described in the notice of Registered Holder or such other holders or in market transactions, provided that such sale is consummated within sixty (60) days after the giving of notice by the Registered Holder or such other
holder  to  the  Company  as  aforesaid.    After  the
expiration of such sixty-day period, the provisions of this Section 10 shall again apply with respect to any proposed transfer of Warrant Stock by the Registered Holder or such other holder of Warrant Stock.

     For purposes of this Section 10, the "Fair Market Value" of a share of Warrant Stock shall mean the average of the closing prices per share of Common Stock for the ten
(10) consecutive trading days immediately preceding the date notice is given by the Registered Holder or such other holder of Warrant Stock to the Company.

     The purchase price of any Warrant Stock to be acquired pursuant to this Section 10 shall be payable on the terms offered to the Registered Holder or such other holder by the proposed transferee, if any (provided, however, that the Company shall not be required to meet any non-monetary terms of the proposed transfer, including, without limitation, delivery of other securities in exchange for the Warrant Stock proposed to be sold) or by payment in full by bank check at the time of delivery of the underlying Shares.

	  (b)  Tender.  In the event of the purchase
pursuant to subsection (a), the Registered Holder or other holder of Warrant Stock shall tender the shares of Warrant Stock being purchased hereunder to the Company, or to one or more assignees designated by the Company, at the principal office of the Company at a reasonable date and time specified by it (in any event within thirty (30) days of the Company's election), by delivery of certificates representing such shares endorsed in blank and in proper form for transfer against payment of the purchase price.

	  (c) Waiver: Disposition of Warrant Stock. From time to time the Company may waive its rights hereunder either generally or with respect to one or more specified transfers. Any shares of Warrant Stock which the Company has elected to purchase hereunder may be disposed of by the Company in such manner as it deems appropriate, with or without further restrictions on the transfer thereof.

	  (d)  Legend.  The Company will cause all
certificates or other instruments representing the Warrant
Stock to be endorsed conspicuously on the face thereof with the following legend:

	     "The shares represented by this certificate are subject to the restrictions on transfer and disposition contained in the Warrant upon the exercise of which such shares were issued, a copy of which Warrant is available for inspection at the offices of the Corporation or may be available upon request."

11.  Mailing  of  Notices,  etc.

     All notices and other communications from the Company to the Registered Holder of this Warrant shall be mailed by first-class certified or registered mail, postage prepaid, to the address furnished to the Company in writing by the last Registered Holder of this Warrant who shall have furnished an address to the Company in writing. All notices and other communications from the Registered Holder of this Warrant or in connection herewith to the Company shall be mailed by first-class certified or registered mail, postage prepaid, to the Company at its offices at 8619 Westwood Center Drive, Vienna, Virginia 22182, or such other address as the Company shall so notify the Registered Holder.

12.  No Rights as Stockholder.

     Until the exercise of this Warrant, the Registered
Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

13.  Change or Waiver.

     Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

14.  Headings.

     The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

15.  Governing Law.

     This Warrant will be governed by and construed in accordance with the laws of the State of Delaware.


				 AMERICA ONLINE, INC.

[Corporate Seal]                 By /s/ Lennert J. Leader



ATTEST

/s/ KATHLEEN E. GREEN

			  EXHIBIT I

			PURCHASE FORM

To:  America Online, Inc.
	  8619 Westwood Center Drive
	  Vienna, Virginia 22182

     The undersigned pursuant to the provisions set forth in the attached Warrant (No. _ ), hereby irrevocably elects to purchase _________ shares of the Common Stock (the "Common Stock") covered by such Warrant and herewith makes payment of $_____, representing the full purchase price for such shares at the price per share provided for in such Warrant.

The undersigned understands and acknowledges the terms and restrictions on the right to transfer or dispose of the Common Stock set forth in Sections 4 and 10 of the attached
Warrant, which the undersigned has carefully reviewed. The undersigned consents to the placing of a legend on its certificate for the Common Stock referring to such restrictions and the placing of stop transfer orders until the Common Stock may be transferred in accordance with the terms of such restrictions.

			 SPRINT COMMUNICATIONS COMPANY L.P.


			 By:_______________________________

			  Dated:____________________________